Exhibit (m)(1)(a)

AMENDED AND RESTATED EXHIBIT A TO THE MANNING & NAPIER FUND, INC.

SHAREHOLDER SERVICES PLAN

Fee Schedule

Funds and Class	Maximum Fees for Service Activities
Pro-Blend Conservative Term Series - Class S	0.20%
Pro-Blend Moderate Term Series - Class S	0.25%
Pro-Blend Extended Term Series - Class S	0.25%
Pro-Blend Maximum Term Series - Class S	0.25%
Non-U.S. Equity Select Series Class S	0.25%
Global Equity Select Series Class S	0.25%
U.S Equity Select Series Class S	0.25%
International Series Class S	0.25%
Dividend Focus Series Class S	0.25%

Dated: December 31, 2011